Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934

Instructure Holdings, Inc. (the “Company,” “we,” “us,” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its common stock, $0.01 par value per share (“common stock”).

The following description of the common stock, certain provisions of our Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and our Amended and Restated Bylaws (the “bylaws”), and certain provisions of the Delaware General Corporation Law (“DGCL”) is a summary and is qualified in its entirety by reference to the certificate of incorporation, the bylaws and the DGCL. Copies of our certificate of incorporation and bylaws are filed as exhibits to our Annual Reports on Form 10-K filed with the Securities and Exchange Commission.

General

We are authorized to issue 550,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board may determine from time to time.

Voting Rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights.

Preemptive Rights

Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights

Our common stock is not convertible nor redeemable.

Liquidation Rights

Upon our liquidation, the holders of our common stock will be entitled to receive pro rata portions of our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws

Our certificate of incorporation, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors (“Board”). These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

These provisions include:

Classified Board

Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by our Board.

Stockholder Action by Written Consent

Our certificate of incorporation precludes stockholder action by written consent at any time when Thoma Bravo Executive Fund XIII, L.P., Thoma Bravo Fund XIII, L.P. and Thoma Bravo Fund XIII-A, L.P. (collectively, our “Principal Stockholder”) beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Company entitled to vote generally in the election of directors.

Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that, except as required by law, special meetings of our stockholders may be called at any time only by or at the direction of our Board or the Chair of our Board; provided, however, at any time when our Principal Stockholder beneficially owns, in the aggregate, at least 35% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our stockholders may also be called by our Board or the Chair of our Board at the request of our Principal Stockholder. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board; provided, however, at any time when our Principal Stockholder beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to our Principal Stockholder. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. These provisions do not apply to nominations by our Principal Stockholder pursuant to the Director Nomination Agreement dated July 26, 2021 (the “Director Nomination Agreement”).

Removal of Directors; Vacancies

Our certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when our Principal Stockholder beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding and except as otherwise provided in the Director Nomination Agreement, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Supermajority Approval Requirements

Our certificate of incorporation and bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to,

rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. For as long as our Principal Stockholder beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when our Principal Stockholder beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that at any time when our Principal Stockholder beneficially owns, in the aggregate,

less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) (as opposed to a majority threshold that would apply if our Principal Stockholder beneficially owns, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

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the provision requiring a sixty-six and two-thirds percent (66 2/3%) supermajority vote for stockholders to amend our bylaws;
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the provisions providing for a classified board of directors (the election and term of our directors);
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the provisions regarding resignation and removal of directors;
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the provisions regarding entering into business combinations with interested stockholders
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the provisions regarding stockholder action by written consent;
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the provisions regarding calling special meetings of stockholders;
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the provisions regarding filling vacancies on our Board and newly created directorships;
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the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
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the amendment provision requiring that the above provisions be amended only with a sixty-six and two-thirds percent (66 2/3%) supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations

We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We opted out of Section 203; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

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prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
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at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that our Principal Stockholder, and any of its direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that, for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder; accordingly, we cannot be certain that a court would enforce such provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above; however, our stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find any of the forum selection provisions contained in our certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate such action in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows and prospects and result in a diversion of the time and resources of our employees, management and Board.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of our Principal Stockholder or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that our Principal Stockholder or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “INST.”